Exhibit 10-52
ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION'S
AMENDED AND RESTATED RETIREMENT MEDICAL AND DENTAL BENEFIT POLICY FOR SENIOR OFFICERS
(VICE PRESIDENTS & ABOVE)

Statement of Policy

Effective July l, 1993, Astoria Federal Savings and Loan Association ("Association") will provide retirement medical and dental insurance benefits or Medicare supplement benefits for senior officers (Vice Presidents and above), spouses and family, subject to the eligibility provisions of the plan. Prior to January 1, 2008, the benefits provided would be the standard options, defined as the primary plans reported on IRS Form 5500 filed annually.  On or after January 1, 2008, the benefit provided for any senior officer, spouse or family member who is not eligible for Medicare would be provided through separate insurance contracts or plans designed to mirror the primary plans, and the benefit provided for any senior officer, spouse or family member who is eligible for Medicare would be the Medicare supplement plan, or a choice of the Medicare supplement plans, offered at that time by the Association for that purpose.

The guidelines are as follows:

►	Retirement or death of Officer - must be at least 55 years of age with at least ten (10) years of service on the date of death or the effective date of retirement, whichever is earlier.

►
Coverage - will be provided for officer and spouse for life or until the officer dies and the spouse remarries. Dependent children are covered subject to the eligibility provisions of the plan. Coverage will not be provided for a spouse or any dependents arising from the post-retirement marriage or remarriage of the retiree.

►	Cost Paid by the Association - If retirement occurs prior to age 65, refer to chart below for percentage of benefit to be paid by the Association.

Retirement Age	Percentage Paid by Association
55	50%
56	55%
57	60%
58	65%
59	70%
60	75%
61	80%
62	85%
63	90%
64	95%
65 and older	100%

►
Non-Standard Insurance Options - if any other insurance option is selected from plans offered by the Association which is more expensive than the standard option, the Association will pay 30% of the cost difference between the two options multiplied by the above percentage.

►
Death of an Officer Prior to Retirement – coverage for  the spouse shall be paid 100% by the Association under the plans in effect at the time of the officer's death or similar plans selected from future Association plans offered. Coverage remains in effect until spouse dies or remarries. Dependent children are covered subject to the eligibility provisions of the policy.

EXAMPLES (Retirement before age 65)

1)	Retires at age 62 and selects standard medical and dental option or Medicare supplement plan:

Monthly Cost	Association Cost	Officer Cost
$600.00 x .85=	$510.00	$90.00

2)	Retiree chooses more expensive medical and dental options or Medicare supplement plan, $900.00 per month.

Standard Cost	Supplement *	Association Cost	Officer Cost
$510.00 +	(.30 x 300 x .85)=	$586.50	$313.50

*	30% -	Additional cost paid by the Association.
$300-	Difference between standard options and the higher options.
85%-	Early retirement percentage from the chart.

EXAMPLES (Retirement on or after age 65)

1)	Retiree selects the standard medical and dental options or Medicare supplement plan. Association pays the full monthly cost of $600.00.

2)	Retiree chooses more expensive medical and dental options or Medicare supplement plan, $900 per month.

Standard Cost	Supplement	Association Cost	Officer Cost
$600.00 +	(.30 x 300) =	$690.00	$210.00

The Association reserves the right to amend or terminate this policy at any time.

Astoria Federal Savings and Loan Association

By:	/s/ Alan P. Eggleston
Print Name: Alan P. Eggleston
Print Title: Executive Vice President, Secretary and General Counsel